Exhibit 99.1

Microvision Announces First Quarter 2008 Results

Company Successfully Showcases Progress at Major Industry Forums, Enters into Agreements with New Supply Chain Partners, and Signs Distribution Agreement for New Bar Code Product

REDMOND, Wash.--(BUSINESS WIRE)--Microvision, Inc. (NASDAQ:MVIS), a global leader in light scanning technologies, today reported operating and financial results for the first quarter of 2008.

Operating Results

“Following the successful unveiling of the accessory projector prototype named SHOW™ at the 2008 Consumer Electronics Show, our momentum continued with strong showings at two other premier industry tradeshows; the 2008 GSMA World Mobile Congress in Barcelona, and the CTIA Wireless 2008 in Las Vegas,” stated Alexander Tokman, Microvision President and CEO. “In addition to demonstrating our SHOW prototype at these events, Motorola and Microvision demonstrated in private meetings the first PicoP™ display engine embedded inside a fully-functioning prototype mobile device.

“We continue to see strong interest from prospective partners several of whom are currently evaluating our technology for their accessory and embedded PicoP consumer applications. We remain focused on the priorities needed to support the initial introduction of an accessory product based on our proprietary PicoP display engine. This year we have taken significant steps in enhancing the supply chain structure to support global commercialization of the PicoP enabled products, including signing two additional development agreements with high volume manufacturing partners to strengthen our go to market strategy. Additionally, we have made important progress on miniaturization and power reduction for the accessory and embedded products.

“We are also pleased to announce that at the end of first quarter, we signed a master distribution agreement and received an initial purchase order from Brightpoint North America L.P., one of the world’s largest distributors of wireless products, for our MEMS-based ROV™ bar code scanner designed specifically to support growing mobility markets. We expect this agreement should allow us to leverage Brightpoint’s global distribution capabilities to increase market penetration of ROV,” concluded Tokman.

Highlights for the first quarter of 2008 include:

PicoP Projector Displays

  Successfully unveiled at the 2008 CES, the SHOW prototype, a PDA-sized, fully self-contained, battery operated, full-color laser projector intended for mobile device applications.
  Announced a development contract with a one of the world's leading consumer electronics conglomerates to evaluate Microvision's advanced pico projector prototype displays for use with a variety of mobile devices, including mobile phones, laptops, personal media players and digital cameras.
  Successfully demonstrated our technology at the 2008 GSMA Mobile World Congress and CTIA Wireless 2008 shows, where in addition to SHOW, Microvision and Motorola demonstrated in private settings the first fully-functioning prototype mobile device with a PicoP display engine embedded inside.

PicoP Supply Chain

  Signed development agreements with two high volume manufacturing partners to strengthen the go to market strategy for PicoP based products. These agreements represent important steps in developing the supply chain in preparation for high volume manufacturing of PicoP based products.

Automotive displays

  Subsequent to the end of the first quarter delivered a prototype instrument cluster display based on the PicoP engine to one of our global Tier 1 automotive customers. The Tier 1 customer plans to use the deliverables to market to and establish product requirements for this display application with leading global automotive manufacturers in Asia and Europe.

Eyewear displays

  Delivered advanced prototypes of a helmet mounted display to General Dynamics under the Mounted Warrior contract. General Dynamics plans to use these next generation prototypes to market the see-through, color capabilities of a soldier-worn helmet-mounted display to military and federal customers to gain a stronger understanding of this segment’s market viability and potential.

Bar Code Scanners

  Signed a master distribution agreement with Brightpoint for the ROV, Microvision’s laser based bar code scanner which incorporates Microvision’s core MEMS scanning mirror technology. The agreement is accompanied by an initial purchase order. Brightpoint is a global leader in the distribution of wireless devices and provider of customized logistics services to the wireless industry. Brightpoint handled roughly 83 million mobile devices last year, totaling $4.3 billion in revenue. Brightpoint’s clients include such global companies as Nokia, Motorola, AT&T, Sprint, Cingular, HTC, and Verizon.

Financial Results

For the three months ended March 31, 2008, the company reported revenue of $2.6 million compared to $2.2 million for the same period in 2007. As of March 31, 2008, the backlog totaled $1.9 million compared to $6.9 million at March 31, 2007. The decrease in backlog from 2007 is primarily attributed to completion of government and commercial development contracts in 2007 and early 2008. Many of the company’s customers are currently using the deliverables that resulted from these contracts to market Microvision’s PicoP technology to their customers with the goal of determining the next steps in the commercialization process.

The company reported an operating loss for the quarter ended March 31, 2008 of $7.1 million compared to $6.0 million for the same period in 2007. The increase is primarily attributable to increased headcount in Research and Development (R&D), Strategic Sourcing, and Business Development and other R&D costs as the company prepares for initial commercial introduction of the accessory product.

The company reported a net loss of $5.0 million for the quarter ended March 31, 2008 compared to $6.9 million for the same period in 2007. The net loss per share was $0.09 for the quarter ended March 31, 2008 compared to $0.16 for the same period in 2007.

Net cash used in operating activities was $5.3 million for the quarter ended March 31, 2008 compared to $5.6 million for the same period in 2007. The company ended the quarter with $30.1 million in cash, cash equivalents, and investment securities.

Conference Call

Microvision will host a conference call to discuss its first quarter 2008 results and current business operations at 4:30 p.m. ET on April 24, 2008. Participants may join the conference call by dialing (888) 679-8038 (for U.S. participants) or (617) 213-4850 (for International participants) ten minutes prior to the start of the conference. The conference pass-code number is 37762842. Additionally, the call will be broadcast over the Internet and can be accessed from the Company’s web site at www.microvision.com. The web cast and information needed to access the telephone replay will be available through the same link following the conference call.

About Microvision (www.microvision.com)

Microvision is creating a display technology platform which is expected to enable next-generation display and imaging products for pico projectors, vehicles displays, and wearable displays that interface to mobile devices. The company also manufactures and sells its bar code scanner product line which features the company's proprietary MEMS technology.

Forward Looking Statement

Certain statements contained in this release, including those relating to future product introductions, applications, business partnering expectations, sales, growth and business prospects, as well as statements containing words like “intend,” “expect,” “target,” “plan,” “believe,” and other similar expressions, are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the Company's forward-looking statements include the following: our ability to raise additional capital when needed; the risk of market acceptance of our technology and products, our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; our ability to enforce our intellectual property rights and protect our proprietary technologies; the timing of commercial product launches and delays in product development; the ability to achieve key technical milestones in key products; our ability to secure needed third party manufacturing and sales resources, dependence on third parties to develop, manufacture, sell and market our products; potential product liability claims and other risk factors identified from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K filed with the SEC. Except as expressly required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changes in circumstances or any other reason.

Microvision, Inc.
Balance Sheet
(In thousands)
(Unaudited)

	March 31,	December 31,
	2008	2007

Assets
Current Assets
Cash and cash equivalents	$14,593	$13,399
Investment securities, available-for-sale	15,500	22,411
Accounts receivable, net of allowances	722	1,885
Costs and estimated earnings in excess of billings on uncompleted contracts	274	443
Inventory	1,336	761
Other current assets	1,327	1,180
Total current assets	33,752	40,079

Property and equipment, net	3,919	4,047
Restricted investments	1,475	1,125
Other assets	50	47
Total assets	$39,196	$45,298

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$2,478	$2,146
Accrued liabilities	4,190	4,154
Billings in excess of costs and estimated earnings on uncompleted contracts	275	970
Liability associated with common stock warrants	921	2,657
Current portion of capital lease obligations	43	44
Current portion of long-term debt	66	65
Total current liabilities	7,973	10,036

Capital lease obligations, net of current portion	77	88
Long-term debt, net of current portion	376	393
Deferred rent, net of current portion	1,643	1,720
Total liabilities	10,069	12,237

Commitments and contingencies	-	-

Shareholders' Equity
Common stock at par value	57	57
Additional paid-in capital	293,440	292,374
Accumulated other comprehensive income	89	51
Accumulated deficit	(264,459)	(259,421)
Total shareholders' equity	29,127	33,061
Total liabilities and shareholders' equity	$39,196	$45,298

Microvision, Inc.
Statement of Operations
(In thousands, except earnings per share data)
(Unaudited)

	Three months ended March 31,
	2008	2007

Contract revenue	$2,281	$1,902
Product revenue	289	333
Total revenue	2,570	2,235

Cost of contract revenue	762	1,010
Cost of product revenue	339	284
Total cost of revenue	1,101	1,294

Gross margin	1,469	941

Research and development expense	4,426	3,345
Sales, marketing, general and administrative expense	4,135	3,550
Total operating expenses	8,561	6,895

Loss from operations	(7,092)	(5,954)

Interest income	412	182
Interest expense	(13)	(468)
Gain (loss) on derivative instruments, net	1,673	(652)
Other expense	(18)	-

Net loss	$(5,038)	$(6,892)

Net loss per share - basic and diluted	$(0.09)	$(0.16)

Weighted-average shares outstanding - basic and diluted	56,730	43,098

CONTACT:
Microvision, Inc.
Media:
Matt Nichols, 425-882-6657
or
Investors:
Tiffany Bradford, 425-936-6847